UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2006
LSB Financial Corp.
(Exact Name of Registrant as Specified in Its Charter)
Indiana	0-25070	35-1934975
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
101 Main Street, Lafayette, Indiana		47902
(Address of Principal Executive Offices)		(Zip Code)
(765) 742-1064
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2006, LSB Financial Corp. (the "Company") entered into employment contracts with Randolph F. Williams, President and Chief Executive Officer of the Company, and Mary Jo David, Treasurer of the Company (collectively the "Executives"). The contract with Mr. Williams replaces a prior employment agreement with him which had expired.

The contracts extend annually to maintain their one-year term unless notice not to extend is given by the Company within 90 days prior to the anniversary date. The Executives receive their current salary under the contract with the Company ($186,000 for Mr. Williams and $100,000 for Ms. David), subject to increases approved by the Board of Directors, and are eligible to receive bonuses declared by the Board of Directors. The contracts also provide for certain fringe benefits (including a company automobile and country club dues for Mr. Williams) and participation in benefit plans available to employees of the Company and of the Company's savings bank subsidiary.

The Executives may terminate their employment upon 90 days’ written notice to the Company. The Company may discharge the Executives for cause (as defined in the contract) at any time. If the Company terminates the Executive’s employment without cause or if the Executive terminates his or her own employment for good reason (as defined in the contract and within 120 days of knowing or having a reasonable basis for knowing of the existence of good reason), other than in connection with a change of control (as defined in the contract), the Executive will receive his or her salary and health insurance benefits for the balance of the contract. If the Executive is terminated without cause or terminates his or her employment for good reason in connection with or within 12 months following a change in control, he or she will be entitled to 299% of the base amount of his or her compensation as determined under § 280G of the Internal Revenue Code of 1986, as amended, payable in a lump sum, plus continued health insurance benefits for the remaining term of his or her contract.

If the payments provided for in the contract, together with any other payments made to the Executives by the Company or its savings bank subsidiary are deemed to be payments in violation of the “golden parachute” rules of the Code, such payments will be decreased to avoid the imposition of an excise tax as a result of such payments. As of the date hereof, the cash compensation that would be paid under the contract to the Executives if the contracts were terminated without cause or for good reason after a change of control of the Company would be $721,320 for Mr. Williams and $308,243 for Ms. David.

The employment contracts protect confidential business information.

Copies of the employment contracts are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated February 9, 2006, between LSB Financial Corp. and Randolph F. Williams
10.2	Employment Agreement dated February 9, 2006, between LSB Financial Corp. and Mary Jo David

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: February 14, 2006	LSB Financial Corp.

	By:	/s/ Mary Jo David
Mary Jo David, Treasurer